Exhibit 10.2

PINNACLE GAS RESOURCES, INC. SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN

FORM OF STOCK APPRECIATION RIGHTS AWARD AGREEMENT

This Stock Appreciation Rights Award Agreement (this “Agreement”) is made and entered into effective as of the          day of                                   , 2009 (“Grant Date”), by and between Pinnacle Gas Resources, Inc., a Delaware corporation (the “Company”) and                           , an individual resident of the State of                      (“Participant”).

RECITALS:

WHEREAS, Participant is [an employee] [a director] of the Company and the Company desires to grant to Participant stock appreciation rights under and pursuant to the Pinnacle Gas Resources, Inc. Second Amended and Restated Stock Incentive Plan (the “Plan”); and

WHEREAS, Participant and the Company now desire to set forth their mutual understanding and agreement with respect to the matters set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Participant:
Social Security Number:
Address:

Total Stock Appreciation Rights:

1.             Grant of SAR.  To carry out the purposes of the Plan and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company hereby grants to Participant                  (    ) Stock Appreciation Rights (“SARs”) effective as of the Grant Date on the terms and conditions set forth herein and in the Plan.  The Plan and this Agreement shall be administered by the Committee.  A SAR confers on the Participant a right to receive, upon exercise, hereof, the excess of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) $1.00.  Such excess shall be paid cash or Common Stock or in a combination thereof to the Participant (at the sole discretion of the Committee).

2.             Term.  Unless sooner terminated as provided under the terms of the Plan, the SARs shall expire if not exercised within seven (7) years from the Grant Date.

3.             Exercise of SARs.  The SARs shall be exercisable as they vest in the manner described below:

[insert vesting schedule]

provided, however, that the Participant is still employed by the Company on such vesting dates.  If the Participant ceases to be employed by the Company for any other reason at any time prior to the lapse of restrictions, the unvested SARs shall automatically be forfeited upon such cessation of employment.  Notwithstanding the foregoing, however, all SARs not then vested shall vest immediately if Participant’s employment with the Company terminates due to Participant’s Disability or death.  In the event of a Change of Control prior to vesting, the Committee may, in its sole discretion, accelerate vesting.

4.             Withholding of Taxes.  The Company shall have the right to withhold from any cash or Common Stock remuneration payable pursuant to the Participant’s exercise of the SARs an amount sufficient to satisfy all federal, state and local tax withholding requirements relating thereto, and no payments shall be made until the Committee determines appropriate steps have been taken to effect such withholding.

5.             Nontransferability.  This Award is not transferable.

6.             Nature Of Employment.  Participant understands and agrees that nothing in this Agreement is intended to or shall be interpreted as creating employment for a specified period of time.  No act, statement or conduct, of any nature whatsoever, of any representative of the Company shall alter the nature of Participant’s employment, unless it is in writing and signed by an authorized representative of the Company.

7.             Severability.   If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

8.             Certain Restrictions.   By executing this Agreement, Participant acknowledges that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with this Agreement,  the securities laws or any other applicable laws, rules or regulations, or the terms of the Plan.

9.             Amendment and Termination.  Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company that would adversely affect the rights of the Participant without the written consent of the Participant.

10.           No Guarantee of Tax Consequences.   The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

11.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

12.           Plan.  The terms and provisions of the Plan are incorporated herein by reference, and Participant hereby acknowledges receiving a copy of the Plan.  In the event of a conflict or inconsistency between the terms and provisions of the Plan (other than such terms and provisions that are discretionary) and the provisions of this Agreement, the Plan shall govern and control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all as of the day and year first above written.

PINNACLE GAS RESOURCES, INC.

By:	Date:
Name:
Title:

PARTICIPANT:

Date:

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